Exhibit 99.2

Press Release

For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Susan Henderson
(717) 214-8867	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION

CAMP HILL, Pa. (June 18, 2013) — Rite Aid Corporation (NYSE: RAD) today announced that it has commenced a cash tender offer to purchase any and all of its outstanding $810.0 million aggregate principal amount of 9.5% Senior Notes due 2017.

As part of the tender offer, Rite Aid is soliciting consents for amendments that would eliminate or modify certain covenants, events of default and other provisions contained in the indenture governing the notes. Holders who tender their notes will be deemed to consent to all of the proposed amendments and holders may not deliver consents without tendering their notes. The tender offer and consent solicitation is being made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated June 18, 2013, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

The tender offer will expire at midnight, Eastern Time, on July 16, 2013, unless the tender offer is extended or earlier terminated (the “Expiration Date”). Under the terms of the tender offer and consent solicitation, holders of the notes who validly tender and do not withdraw their notes prior to 5:00 p.m., Eastern Time, on July 1, 2013 (as such time and date may be extended, the “Consent Payment Deadline”) and whose notes are accepted for purchase, will receive the “Total Consideration,” which is equal to the “Tender Offer Consideration” plus a consent payment of $30.00 per $1,000 principal amount of tendered notes. Holders of notes who validly tender their notes after the Consent Payment Deadline but on or before the Expiration Date, and whose notes are accepted for purchase, will receive only the Tender Offer Consideration.

Title of Security	CUSIP/ISIN Numbers	Principal Amount Outstanding	Tender Offer Consideration (1)	Consent Payment (1)	Total Consideration (1)(2)
9.5% Senior Notes due 2017	767754BT0/ 767754BR4/ USU76659AN83	$810,000,000	$1,007.80	$30.00	$1,037.80

(1)   Per $1,000.00 principal amount of notes validly tendered and accepted for purchase.

(2)   Inclusive of Consent Payment.

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Rite Aid reserves the right but is under no obligation, at any point following the Consent Payment Deadline and before the Expiration Date, to accept for purchase any notes validly tendered and not subsequently withdrawn at or prior to the Consent Payment Deadline, subject to satisfaction or waiver of the conditions to the tender offer. In addition to the Total Consideration or the Tender Offer Consideration, as the case may be, holders whose notes are accepted in the tender offer will receive accrued and unpaid interest from and including the most recent interest payment date, and up to, but excluding, the settlement date.

Rite Aid intends to redeem any notes not tendered in the tender offer and consent solicitation. Rite Aid may issue a notice of redemption as early as the early settlement date.

The tender offer and consent solicitation is contingent upon the satisfaction of certain conditions, including the condition that Rite Aid has completed a refinancing transaction resulting in net proceeds to Rite Aid that, together with available cash and/or borrowings under the Rite Aid’s revolving credit facility, are sufficient to pay the Total Consideration, plus the accrued interest payment described above, in respect of all of the notes, as well as related fees and expenses of the tender offer and consent solicitation. If any of the conditions are not satisfied, Rite Aid is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered notes and may terminate the tender offers and consent solicitations. Rite Aid’s previously announced offering of $810.0 million aggregate principal amount of 6.75% senior notes due 2021 will satisfy the financing condition.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 804-2200 or (212) 430-3774 (banks and brokers). Citigroup Global Markets Inc. will act as Dealer Manager for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect).

Rite Aid Corporation (NYSE: RAD) is one of the nation’s leading drugstore chains with more than 4,600 stores in 31 states and the District of Columbia and fiscal 2013 annual revenues of $25.4 billion. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at www.riteaid.com.

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements, general economic, market and competitive conditions, our ability to improve the operating performance of our stores in accordance with our long term strategy, the continued efforts of private and public third-party payers to reduce prescription drug reimbursements and encourage mail order and limit access to payor networks, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters and changes in legislation or regulations, including healthcare reform. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of Rite Aid’s most recent Annual Report on Form 10-K and in other documents that Rite Aid files or furnishes with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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